UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 8, 2022
Date of Report (date of earliest event reported)

Cantaloupe, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365		23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

100 Deerfield Lane Suite 300	Malvern	Pennsylvania	19355
(Address of Principal Executive Offices)			(Zip Code)
(610) 989-0340
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTLP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On September 8, 2022, Cantaloupe, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2022. A copy of this press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report on Form 8-K pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. This information shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section or shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, unless specifically identified therein as being incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Transitions

On September 8, 2022, Sean Feeney, the Company’s Chief Executive Officer, announced his retirement and resigned from his role at the Company and its subsidiaries, effective September 30, 2022. Mr. Feeney has agreed to support transition activities through September 30, 2022 (the “Separation Date”) and has entered into a Separation and Transition Agreement with the Company (the “Separation and Transition Agreement”). Pursuant to the Separation and Transition Agreement and in consideration for his transition services, the Company will pay Mr. Feeney’s COBRA premiums for a period beginning October 1, 2022 to June 30, 2023. The Separation and Transition Agreement also contains confirmation of the restrictive covenants in his existing employment agreement.

In connection with Mr. Feeney’s retirement, Ravi Venkatesan (age 46), the Company’s Chief Operating Officer, was appointed Chief Executive Officer, effective October 1, 2022. Mr. Venkatesan has served as the Company’s Chief Operating Officer since February 2022 and its Chief Technology Officer since December 2020. Prior to joining the Company, Mr. Venkatesan was Head of Innovation at Bakkt. He held the dual roles of Chief Technology Officer and Chief Product Officer at Bridge2 Solutions, preceding its sale to ICE, the parent company of Bakkt. Prior to his position at Bakkt he was the Vice President of Information Technology Strategy and Delivery at Cbeyond. Earlier in his career he served as a consulting leader with Accenture. Mr. Venkatesan graduated from Bangalore University with a degree in Electronics and holds an MBA in Finance and Information Management from the Management Development Institute.

As noted below, in connection with his promotion to Chief Executive Officer, Mr. Venkatesan will also be promoted to the Board of Directors, effective October 1, 2022, with an initial term expiring at the Company’s 2023 Annual Meeting of Shareholders.

In connection with this appointment as Chief Executive Officer, the Company entered into a letter agreement, amending in part his February 4, 2022 employment agreement (the “Venkatesan Employment Agreement”), to be effective as of September 30, 2022 (the “Promotion Letter”). Pursuant to the Promotion Letter, Mr. Venkatesan will serve as the Company’s Chief Executive Officer and will be appointed to the Board of Directors. He will receive an initial annual base salary of $450,000 and be eligible to earn an annual incentive bonus with a target opportunity equal to 100% of Mr. Venkatesan’ base salary pursuant to the terms of the Company’s annual incentive plan. He is being granted the option to purchase 800,000 options pursuant to the Company’s 2018 Equity Incentive Plan, to be vested equally on the first four anniversaries of October 1, 2022, which are subject to the terms of the award agreement and contingent on the approval and issuance of additional shares under the Company’s 2018 Equity Incentive Plan. In addition, beginning with the fiscal year ending June 30, 2023 he is eligible to receive an annual equity grant with a target of 100% of his Base Salary.

There are no family relationships between Mr. Venkatesan and any director or executive officer. Additionally, there have been no transactions involving Mr. Venkatesan that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Separation and Transition Agreement and the Promotion Letter are not complete and are qualified in their entirety by the copies of such agreements, which are attached hereto as Exhibits 10.4, 10.5 and 10.6, respectively.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Ex. Description
10.1	Separation and Transition Agreement, by and between Cantaloupe, Inc. and Sean Feeney
10.2	Promotion Letter, between Cantaloupe, Inc. and Ravi Venkatesan
99.1	Earnings release dated September 8, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cantaloupe, Inc.

Date: September 8, 2022
By: /s/ Davina Furnish
Davina Furnish
General Counsel and Secretary